UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):  December 7, 2005

Moscow CableCom Corp.

(Exact name of registrant as specified in its charter)

Commission file number:  0-1460

Delaware	06-0659863
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 38th Floor	10022
New York, New York 10022	(Zip Code)
(Address of Principal Executive Offices)

(212) 418-9600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 8.01.  Other Events.

On December 7, 2005, Columbus Nova Capital (“Columbus Nova”) and the Company reached an agreement in principal pursuant to which Columbus Nova will waive the requirement for the Company to have increased the reach of its homes passed network in Moscow, Russia to 500,000 homes and businesses in order for it to draw the final $10 million of the $28.5 million term loan agreement with the Company’s wholly-owned subsidiary, ZAO ComCor-TV (“CCTV”).   In addition, Columbus Nova has also agreed to waive the $250,000 arrangement fee that would otherwise have been due upon the drawdown of the remaining $10 million of the term loan.

The term loan agreement, which was entered into on August 26, 2004 in connection with a $51 million equity and debt financing package with certain affiliates of Columbus Nova, provided for a $28.5 million five-year term loan bearing interest at 12.6757% per annum or as adjusted to factor in lower amounts of the unused portion of the overall facility, of which $18.5 million was drawn at closing on January 13, 2005.  The principal amount outstanding pursuant to the term loan agreement is due and payable on January 13, 2010.  Interest is capitalized and deemed to be part of the outstanding principal of the loan unless, at the Company’s option, interest accrued during any three month period is paid on the last day of such three month period.  The terms of the financing package are more fully described in the Company’s current report on Form 8-K, filed on August 31, 2004, which description is incorporated by reference into this Form 8-K.

In consideration for these waivers, the Company has agreed to extend the exercise period of the warrant to acquire 8,283,000 shares of the Company’s Series B Convertible Preferred Stock for an exercise price of $5.00 per share from January 13, 2010 to October 13, 2010.  The warrants were issued to Columbus Nova in connection with the equity and debt financing package.

Such agreements are subject to final documentation, which is expected to occur within the next few weeks.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Andrew M. O’Shea

Name: Andrew M. O’Shea
Title:  Chief Financial Officer and Secretary

Date:  December 13, 2005

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